EXHIBIT 3.1

From: 3038607087 Page: 3/4 Received by: NV Secretary of State Date: 3/31/2013 7:57:10 PM

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20130217182-77
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 04/01/2013 8:00 AM
	Entity Number E0470912009-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Citadel EFT Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 has been deleted in its entirety and replaced with Exhibit A attached hereto regarding a change in authorized capital and an increase in preferred shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 59.9%

4. Effective date and time of filing: (optional) Date: 4-01-2013 Time: 10. AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

AMENDMENT TO

 ARTICLES OF INCORPORATION

OF

CITADEL EFT INC.

Pursuant to the provisions of the Nevada Revised Statutes, as amended, the undersigned corporation enacts the following Amendment to the Articles of Incorporation:

1.  The name of the corporation is:

CITADEL EFT INC.

2.  The following amendment to the Articles of Incorporation was approved by the directors on the 21st day of February, 2013, and thereafter duly adopted by the shareholders of the Corporation on the 21st day of February, 2013. There were 281,324,960 shares of common stock issued and outstanding as of February 21, 2013.

•

Classes and Shares Authorized under ARTICLE III of the Articles of Incorporation shall be deleted in its entirety and classes and shares authorized under ARTICLE III shall be as follows:

“Classes and Shares Authorized. The authorized capital stock of the corporation shall be 1,000,000,000 shares of Common Stock, $0.00001 par value, and 250,000,000 shares of Preferred Stock, $0.00001 par value. No stockholder shall have pre-emptive rights. The Board of Directors may increase or decrease the number of issued and outstanding shares of authorized capital stock with or without correspondingly increasing or decreasing the number of authorized shares of the same class or series.”

3.  The number of shares of common stock outstanding at the time of the adoption of the amendment was 281,324,960. The total number of shares of common stock voting in favor of such amendment was 39,849,505.

 4.  The effective date of this Amendment to the Articles of Incorporation shall be upon filing.